Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Advisers Investment Trust of our report dated January 28, 2021, relating to the individual financial statements and financial highlights of each of the funds comprising the State Farm Associates’ Funds Trust, which appears in the State Farm Associates’ Funds Trust’s Annual Report on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 15, 2021